Exhibit 99.2

December 10, 2014

Mr. David M. Cote

Chairman and Chief Executive Officer

Honeywell International Inc.

101 Columbia Road

Morristown, New Jersey 07962

Re: Equity Grant Enhancements

Dear Dave:

I am pleased to confirm additional terms and conditions of your benefits package. The enhanced equity benefits described in this letter agreement (the “Agreement”) were recommended by the Management Development and Compensation Committee of the Board of Directors and approved by the Board of Directors at its meeting on October 31, 2014, and will be effective as of December 11, 2014. The terms and conditions of these enhanced equity benefits can be summarized as follows:

1.	Stock Option Vesting

If you retire from Honeywell after December 31, 2017 and otherwise satisfy the conditions more fully described in Paragraph 9 below, all outstanding, unvested stock options that were (i) granted after April 1, 2015 and prior to January 1, 2018, and (ii) granted more than six (6) months prior to your retirement date (except the Board of Directors may, in its sole and absolute discretion, waive this 6-month carve out) shall become vested on your retirement date. If all or a portion of any such stock option grant is subject to performance conditions, vesting in that portion of the award will occur at the end of the related performance cycle (even if this occurs after retirement), but only to the extent Honeywell determines that the applicable performance conditions have been satisfied. Any such options that have, or potentially could have, their vesting dates accelerated under this Agreement shall hereinafter be referred to as the “New Retention Options.”

2.	Time to Exercise

Notwithstanding anything contained in the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates, as well as any successor plans (collectively the “Honeywell Stock Plans”) or associated Award Agreements to the contrary, if any New Retention Options vest pursuant to Paragraph 1 above, you shall have the full remaining term to exercise (i.e., typically 10 years from the date of each stock option grant) any such New Retention Options.

3.	Special Performance Option Grant

In order to further incent you to remain with the Company, you will receive a special grant of stock options (“Performance Options”) with an initial grant date target value of five million dollars ($5,000,000).1 The actual number of stock options earned as Performance Options shall be determined by comparing the

1 The target number of options to be granted shall be determined by dividing $5 million by the grant date per share value of an option in Honeywell stock, as determined by FAS123 Solutions using base valuation assumptions consistent with those used to determine the value of Honeywell’s regular equity grants, adjusted to consider the performance features of this award.

Exhibit 99.2

Company’s Total Shareholder Return to the Total Shareholder Return of each company in the Compensation Peer Group, as described more fully in the Performance Options Award Agreement attached hereto as Exhibit A. The performance cycle for the Performance Options shall be the three (3) year period commencing January 1, 2015 and ending December 31, 2017. The Performance Options that are determined to be earned at the end of the performance cycle will vest in their entirety on December 31, 2017, provided you are still employed by Honeywell as its CEO on such date. Once vested, you shall have the full remaining term to exercise such Performance Options. The Performance Options shall be subject to the terms and conditions set forth in the Special Performance Stock Option Award Agreement attached hereto as Exhibit A.

4.	ICP and Growth Plan Awards

Notwithstanding anything in the Honeywell Incentive Compensation Plan (“ICP Plan”) or the Honeywell Stock Plans to the contrary, if you retire from Honeywell after December 31, 2017 and otherwise satisfy the conditions more fully described in Paragraph 9 below, you shall receive, as scheduled, any unpaid tranche for a Growth Plan performance cycle that was completed prior to your retirement, based on the actual calculated performance achieved during such performance cycle. In addition, you shall receive (i) a prorated incentive compensation award, and (ii) a prorated Growth Plan award, for the calendar year or Growth Plan cycle, as applicable, in which your retirement occurs. Such prorated incentive compensation award shall be calculated by starting with a bonus amount that is consistent with prior awards and performance, and pro-rating such amount for the percentage of the year during which you were not retired (with no obligation to be employed on the date bonuses are actually paid to officers). The prorated Growth Plan award shall be determined by multiplying the Growth Plan award to which you would have been entitled had you remained employed for the entire Growth Plan cycle by a fraction, the numerator of which is the number of days in the Growth Plan cycle that you remained employed by the Company as CEO, and the denominator of which is 730. Any prorated incentive compensation award and Growth Plan award paid hereunder shall be paid at the same time as such awards are paid to other Honeywell officers. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, increase (but not decrease) the prorated incentive compensation award and/or prorated Growth Plan award described herein.

5.	Change in Control

In the event of a Change in Control (as defined in the Honeywell Stock Plans) of the Company prior to January 1, 2018, and to the extent adjusted or exchanged pursuant to the terms of the Honeywell Stock Plans, any New Retention Options and Performance Options that have not vested or been terminated as of the date of the Change in Control will continue to vest in accordance with the terms of the applicable Award Agreement; provided, however, that (x) if you incur an involuntary Termination of Employment not for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time) or a voluntary Termination of Employment for Good Reason (as defined in the Honeywell Stock Plans) on or before the second anniversary of the date of the Change in Control and before January 1, 2018, the unvested portion of such awards will immediately vest in accordance with the applicable Award Agreement. To the extent the New Retention Options and Performance Options are not adjusted or exchanged upon a Change in Control prior to January 1, 2018, any such awards that have not vested or terminated as of the date of the Change in Control will immediately vest. If the Change in Control occurs before the Performance Cycle has ended, the Actual Award will be based on the Target Award or other level of substantially achieved performance, as determined by the Committee prior to the Change in Control.

6.       Termination Other Than for Cause

In the event you are involuntarily terminated by the Company other than for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time) prior to January 1, 2018, any unvested New Retention Options that were granted more than six (6) months prior to your date of

Exhibit 99.2

termination shall become vested as of your date of termination and you shall thereafter have the full remaining term to exercise those New Retention Options. Notwithstanding the foregoing, in the event any such New Retention Options are subject to performance conditions, vesting in such New Retention Options will not occur, if at all, until the end of the related performance cycle (even if this occurs after termination of employment), and only to the extent Honeywell determines that the applicable performance conditions have been satisfied.

In addition, in the event you are involuntarily terminated by the Company other than for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time) prior to January 1, 2018, you shall nevertheless be treated as still being employed by the Company through December 31, 2017 solely for purposes of determining your rights to your Performance Options granted pursuant to Paragraph 3 above.

7.	Termination for Cause

In the event you are terminated by the Company for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time) prior to January 1, 2018, this Agreement shall immediately terminate and your rights with respect to all of your stock options, whether vested or unvested, shall be treated under the terms of the applicable Honeywell Stock Plans and Award Agreements.

8.        Death or Disability

In the event of your death or Disability (as defined in the Honeywell Stock Plans) after the execution of this Agreement, you/your estate shall have the full remaining term to exercise any New Retention Options. Notwithstanding the foregoing, in the event any New Retention Options are subject to performance conditions, vesting in such New Retention Options will not occur, if at all, until the end of the related performance cycle (even if this occurs after your death or Disability), and only to the extent Honeywell determines that the applicable performance conditions have been satisfied.

9.        Conditions Applicable to Benefits Granted Under This Agreement

The rights and benefits described in this Agreement (including both the New Retention Options and the Performance Options) are subject to the following terms and conditions:

  Prior to January 1, 2018, you may not engage (which includes pursuing any CEO opportunities you may become aware of through unsolicited contacts), or knowingly permit another person to engage on your behalf, in an external CEO search unless you have been involuntarily terminated other than for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time) prior to January 1, 2018; and
  Prior to January 1, 2018, and other than your current responsibilities with (i) the Federal Reserve Bank of New York as a Class B Director, (ii) Kohlberg Kravis Roberts & Co. as an Advisory Board member, (iii) the Council on Foreign Relations as a Board Director, and (iv) Temasek Holdings Limited as a Board Director, you may not accept a position with another company, organization or entity, including any governmental agency or quasi-governmental body, unless(i) you have been involuntarily terminated other than for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time) prior to January 1, 2018, or (ii) the Company’s Board of Directors has otherwise consented to your service in such position. Notwithstanding the foregoing, once you have provided the six (6) month notice described below, you may engage in discussions for post-retirement roles (other than CEO roles or as Board members of firms that are significant competitors of Honeywell) with other companies without Board of Director advance approval; and

Exhibit 99.2

  You must provide the Board of Directors with a minimum of six (6) months of notice of your intent to explore the possibility of retiring from the Company as CEO. For the avoidance of doubt, you shall not be treated as not having satisfied this condition if you die or become Disabled (as defined in the Honeywell Stock Plans). Notwithstanding the foregoing, the notice period may be shortened, in the sole and absolute discretion the Board of Directors, if the Board determines that a shorter notice period is in the Company’s best interest; and
  You have not violated the terms of any noncompetition, nonsolicit, confidentiality or intellectual property covenants applicable to you under any other written agreement between you and the Company; and
  You must not be terminated for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time).

If the Company determines, in its sole judgment, that you have not satisfied any of these conditions, or that you have violated the terms of any noncompetition, nonsolicit, confidentiality or intellectual property covenants applicable to you under any other written agreement between you and the Company, Honeywell shall have the right, along with any other legal or equitable remedies of which it may be able to avail itself, to withhold and/or recoup the value of any consideration you realize pursuant to this Agreement. This Agreement is intended to supplement, not supersede, any other rights Honeywell may have to recoup equity awards under applicable law (including Sarbanes-Oxley and Dodd-Frank) or the terms of the applicable stock plans or award agreements, or to pursue to other rights or remedies described more fully in any other agreement between you and the Company.

10.       Modification and Waiver

This Agreement may be amended or modified only by an agreement in writing. The failure by the Company to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right the Company has under this Agreement.

11.	Effect of Stock Plans and Award Agreements

All other terms and conditions of your equity grants shall remain subject to the terms and conditions of the applicable stock plans and award agreements.

12.       Section 409A

These extraordinary equity vesting provisions are subject to the requirements of Internal Revenue Code Section 409A, and you agree that this Agreement may be modified to the extent necessary to comply therewith.

13.       Other Agreements

This Agreement does not amend any prior agreements you have with the Company, including that certain letter agreement dated July 29, 2011 between you and Honeywell (the “2011 Agreement”). Rather, such other agreements and this Agreement are to be read independently of each other with respect to the awards and benefits covered thereby.

Notwithstanding the foregoing, and effective as of April 1, 2015, the obligation to provide twelve (12) months of notice and transition services under the 2011 Agreement shall be waived. In addition, effective as of April 1, 2015, the carve-out for excluded grants under the 2011 Agreement is also hereby amended by replacing twelve (12) months with six (6) months.

Exhibit 99.2

14.       Not an Agreement to Retire

Nothing contained herein shall be construed as an agreement for you to voluntarily retire from Honeywell as CEO as of any specific date after December 31, 2017. Rather, this Agreement is to be construed merely as an agreement between you and the Board of Directors to incent you to remain as Honeywell CEO at least through December 31, 2017, and any inducements to incent you to remain with the Company after such date shall be negotiated at the appropriate time in the future.

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention.

Congratulations,

/s/ D. Scott Davis

D. Scott Davis

Chairman

Management Development and Compensation Committee

Board of Directors

Honeywell International Inc.

Read and Accepted:

/s/ David M. Cote	Date: December 11, 2014
David M. Cote

EXHIBIT A

2011 STOCK INCENTIVE PLAN OF

HONEYWELL INTERNATIONAL INC. AND ITS AFFILIATES

SPECIAL PERFORMANCE STOCK OPTION AWARD AGREEMENT

STOCK OPTION AWARD AGREEMENT made in Morris Township, New Jersey, as of December 11, 2014 (the “Grant Date”), between Honeywell International Inc. (the “Company”) and David M. Cote (the “Employee”).

1.	Definitions. For purposes of this Agreement, the following definitions apply:

a.	“Actual Award” means the product of (i) the Plan Payout Percentage (as determined under Section 4), and (ii) your Target Award.

b.	“Compensation Peer Group” means the companies listed on Attachment A. If there is any change in the corporate capitalization of a company in the Compensation Peer Group during a Measurement Period (such as a stock split, corporate transaction or any partial or complete liquidation), the Committee, in its sole discretion, may take such change into account in determining the Total Shareholder Return of that company. If any company included in the Compensation Peer Group ceases to exist or to be publicly traded during the Measurement Period, or undergoes any other similar change, the Committee shall determine the consequences of such event for purposes of this Agreement, including without limitation, the replacement of such company in the Compensation Peer Group.

c.	“Measurement Period” means the three year period commencing January 1, 2015 and ending December 31, 2017.

d.	“Performance Cycle” means the three year period commencing January 1, 2015 and ending December 31, 2017.

e.	“Target Award” means the number of stock options awarded to you for the Performance Cycle under Section 2 of this Agreement.

f.	“Total Shareholder Return” means the ratio of (A) a company’s share price as of the last trading day of a Measurement Period (determined using the average closing share price over the 30 preceding trading days) plus earned dividends per share during the Measurement Period, over (B) the company’s share price as of the first trading day of a Measurement Period (determined using the average closing share price over the 30 preceding trading days). Dividends are assumed earned and reinvested on the ex-dividend date.

2.	Grant of Options. The Company has granted you an Option to purchase [tbd - $5 million value/per option value] Shares of Common Stock, subject to the provisions of this Agreement and the 2011 Stock Incentive Plan for Employees of Honeywell International Inc. and its Affiliates (the “Plan”). This Option is a nonqualified Option.

3.	Actual Award. Notwithstanding Section 2 above, you shall have the Option to purchase the number of Shares determined by the Actual Award.

4.	Performance Measures. For the Measurement Period, the Company’s Total Shareholder Return will be compared to the Total Shareholder Return of each company in the Compensation Peer Group, and the Total Shareholder Return of the Compensation Peer Group and the Company shall be ranked.

The Plan Payout Percentage shall be determined based on the following for the Performance Cycle:

TSR RANK	PLAN PAYOUT PERCENTAGE
At or below 35th percentile of Peer Group	0%
60th percentile of Peer Group	100%
85th percentile of Peer Group or Above	150%

The Plan Payout Percentage for TSR ranks between 35% and 60% shall be interpolated by 4% for each percentage change in rank, while the Plan Payout Percentage for TSR ranks between 60% and 85% shall be interpolated by 2% for each percentage change in rank.

5.	Exercise Price. The purchase price of the Shares covered by the Option will be $98.04 per Share.

6.	Vesting. Subject to Section 17, you shall receive an Option to purchase the number of Shares determined by the Actual Award on the later of December 31, 2017 or the date the Performance Measures are approved as required by the terms of the Plan if you are employed by the Company on such date, and you shall have until the expiration date specified in Section 10 to exercise the Option.
7.	Death or Disability. Subject to Section 17, if your Termination of Employment occurs because of your death or you incur a Disability before the last day of the Performance Cycle, the Performance Cycle shall continue and on the later of December 31, 2017 or the date the Performance Measures are approved as required by the terms of the Plan, you or your estate shall receive an Option to purchase the number of Shares determined by the Actual Award. Subject to Section 17, regardless of when your death or Disability occurs, you or your executor, as the case may be, shall have until the expiration date specified in Section 10 to exercise the Option.
8.	Involuntary Termination Not for Cause. Subject to Section 17, if your Termination of Employment occurs due to an involuntary termination by the Company not for Cause before the last day of the Performance Cycle, the Performance Cycle shall continue and on the later of December 31, 2017 or the date the Performance Measures are approved as required by the terms of the Plan, you shall receive an Option to purchase the number of Shares determined by the Actual Award. Subject to Section 17, regardless of when your Termination of Employment occurs, you shall have until the expiration date specified in Section 10 to exercise the Option.
9.	Voluntary Termination of Employment, Termination of Employment for Cause. If your Termination of Employment occurs due to a voluntary termination for any reason or an involuntary termination by the Company for Cause before the last day of the Performance Cycle, the Option shall be forfeited in full as of your Termination of Employment. If your Termination of Employment occurs due to an involuntary termination by the Company for Cause after vesting occurs, any unexercised Shares shall be immediately cancelled.
10.	Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on December 10, 2024, subject to earlier termination or cancellation as provided in this Agreement. If the NYSE is not open for business on December 10, 2024, the Option will expire at the close of the NYSE on the business day immediately preceding December 10, 2024.

11.	Change in Control. If you incur an involuntary Termination of Employment not for Cause (as defined in Section 2.7 of the Plan) or a voluntary Termination of Employment for Good Reason (as defined in Section 5.4(d) of the Plan) on or before the second anniversary of the date of a Change in Control occurring before December 31, 2017, and if the Performance Cycle has not ended when your Termination of Employment occurs, the Option will vest in the amount of the Target Award as of your Termination of Employment. If the vested Option is adjusted or exchanged pursuant to Section 5.3(c), 5.3(d)(ii), 5.3(e) or 5.3(f) of the Plan in connection with a Change in Control, subject to Section 17, you shall have until the expiration date specified in Section 10 to exercise the Option.

12.	Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

13.	Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the Honeywell Stock Option Service Center, managed by Morgan Stanley by telephone at 1-888-723-3391 or 1-801-617-7414, or on the internet at www.benefitaccess.com. If the Option is exercised after your death, the Company will deliver Shares only after the Committee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

14.	Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or your local employer, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld with respect to the grant of the Option, any exercise of the your rights under this Agreement, the sale of Shares acquired from the exercise of the Option, and/or payment of dividends on Shares acquired pursuant to the Option.

15.	Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan.

16.	Requirements for and Forfeiture of Award.

a.	General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 16 and in any other agreement that governs your noncompetition with Honeywell, your nonsolicitation of Honeywell’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Honeywell’s trade secrets and proprietary and confidential information. For purposes of this Section 16, the term “Honeywell” is defined as Honeywell International Inc. (a Delaware corporation having a place of business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

b.	Remedies.

1.	You expressly agree and acknowledge that the forfeiture provisions of subsection 16.b.2. of this Agreement shall apply if, from the Award Date until the date that is twenty-four (24) months after your Termination of Employment for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which Honeywell is engaged if the business is competitive (in the sole judgment of the Committee) with Honeywell and the Committee has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to Honeywell or its businesses, products, strategies, prospects, condition, or reputation or that of its directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of Honeywell or your career with Honeywell without first submitting a draft thereof, at least thirty (30) days in advance, to the Honeywell International Inc. Senior Vice

President and General Counsel, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging.

For purposes of this subsection 16.b.1, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

2.	In addition to the relief described in any other agreement that governs your noncompetition with Honeywell, your nonsolicitation of Honeywell’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Honeywell’s trade secrets and proprietary and confidential information, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates subsection 16.b.1. of this Agreement, (i) any portion of the Option you have not exercised (whether vested or unvested) shall immediately be cancelled, and you shall forfeit any rights you have with respect to the Option as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the gross amount of any profit you realized upon an exercise of the Option during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

3.	Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.

17.	Special Vesting and Forfeiture Conditions.

a.	Conditions Applicable to this Agreement. The rights and benefits described in this Agreement are subject to the following terms and conditions:

1.	Prior to January 1, 2018, you may not engage (which includes pursuing any CEO opportunities you may become aware of through unsolicited contacts), or knowingly permit another person to engage on your behalf, in an external CEO search unless you have been involuntarily terminated other than for Cause prior to January 1, 2018; and

2.	Prior to January 1, 2018, and other than your current responsibilities with (i) the Federal Reserve Bank of New York as a Class B Director, (ii) Kohlberg Kravis Roberts & Co. as an Advisory Board member, (iii) the Council on

Foreign Relations as a Board Director, and (iv) Temasek Holdings Limited as a Board Director, you may not accept a position with another company, organization or entity, including any governmental agency or quasi-governmental body, unless(i) you have been involuntarily terminated other than for Cause prior to January 1, 2018, or (ii) the Company’s Board of Directors has otherwise consented to your service in such position. Notwithstanding the foregoing, once you have provided the six (6) month notice described below, you may engage in discussions for post-retirement roles (other than CEO roles or as Board members of firms that are significant competitors of Honeywell) with other companies without Board of Director advance approval; and

3.	You must provide the Board of Directors with six (6) months notice before you voluntarily terminate your employment for any reason, including retirement; provided, however, you shall not be treated as not having satisfied this condition if you die or become Disabled (as defined in the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates). Notwithstanding the foregoing, the notice period may be shortened, in the sole and absolute discretion the Board of Directors, if the Board determines that a shorter notice period is in the Company’s best interest; and

4.	You have not violated or threatened to violate the terms of any noncompetition, nonsolicit, confidentiality or intellectual property covenants applicable to you under any other written agreement between you and the Company; and

5.	You must not be terminated for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time).

b.	If the Company determines, in its sole judgment, that you have not satisfied any of these conditions, or that you have violated or threatened to violate the terms of any noncompetition, nonsolicit, confidentiality or intellectual property covenants applicable to you under any other written agreement between you and the Company, the Company shall have the right, along with any other legal or equitable remedies of which it may be able to avail itself, to withhold and/or recoup the value of any consideration you realize pursuant to this Agreement. This Section 17 is intended to supplement, not supersede, any other rights the Company may have to recoup equity awards under the terms of the applicable stock plans or award agreements, or to pursue to other rights or remedies described more fully in any other agreement between you and the Company.

For the avoidance of doubt, if the Company determines before the end of the Performance Cycle that you have not satisfied the requirements of this Section 17, the Option shall immediately be cancelled and you shall forfeit all rights under this Agreement. If the Company determines that you have not satisfied the requirements of this Section 17 after vesting occurs and before the exercise period has ended, any vested portion of the Option you have not exercised shall immediately be cancelled, and you shall forfeit any rights you have with respect to the Option as of the date of the Company’s determination, and you shall immediately deliver to the Company Shares equal in value to the gross amount of any profit you realized upon an exercise of the Option provided under this Agreement.

18.	Adjustments. Any adjustments to the Option will be governed by Section 5.3 of the Plan.

19.	Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

20.	Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

21.	Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

22.              Personal Data.

a.	By entering into this Agreement, and as a condition of the grant of the Option, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b.	You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.	You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of options or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

d.	You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.	You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.	You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

23.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.	The Company (and not your local employer) is granting your Option. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Plan from outside your country of residence and United States law will govern all options granted under the Plan.

c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.	The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.	The grant of the Option hereunder, and any future grant of an option under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.	The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

24.	Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

25.	Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

26.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

27.	Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

28.	Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded.

29.	Award Acceptance. To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan.

I Accept:

DAVID M. COTE	Date

ATTACHMENT A

PEER GROUP

3M Company
Alcoa Inc.
The Boeing Company
The Dow Chemical Company
E. I. du Pont de Nemours and Company
Emerson Electric Co.
General Dynamics Corp.
General Electric Company
Johnson Controls Inc.
Lockheed Martin Corporation
Northrop Grumman Corporation
Raytheon Co.
Textron Inc.
United Technologies Corp.